         THIRD MODIFICATION OF REVOLVING CREDIT LOAN
                   AND SECURITY AGREEMENT

          This Third Modification of Revolving Credit Loan and Security Agreement (this "Third Modification") is made as of July 31, 1995 by and among DIXON TICONDEROGA COMPANY, a Delaware corporation ("DTC"), and DIXON TICONDEROGA INC., an Ontario corporation ("DTI"; DTC and DTI, collectively, the "Borrower"), and FIRST UNION COMMERCIAL CORPORATION, a
North Carolina corporation (the "Lender").


                    W I T N E S S E T H:

          WHEREAS, the Borrower has entered into a Revolving Credit Loan, Foreign Exchange and Security Agreement, dated as of May 12, 1994, as amended by First Modification of Revolving Credit Loan and Security Agreement dated as of February 10, 1995, and Second Modification of Revolving Credit Loan and Security Agreement dated as of July 30, 1995 (said Agreement, as so amended and as it may be amended or otherwise modified from time to time hereafter, being hereinafter called the "Revolving Credit Agreement"), pursu-ant to which Lender has extended financial accommodations to Borrower in the form of a $25,000,000 revolving line of credit, letter of credit and foreign exchange facility in accordance with, and subject to, the terms and conditions of the Revolving Credit Agreement; and

          WHEREAS, the Borrower has entered into a Term Loan Agreement, dated as of May 12, 1994 (said Agreement, as it may be amended or otherwise modified from time to time, being hereinafter called the "Term Loan Agreement"; and, together with the Revolving Credit Agreement, being hereinafter called the "Loan Agreements"), pursuant to which Lender has extended a term loan to Borrower in the principal amount of $10,000,000; and

          WHEREAS, the Borrower has requested Lender to increase (i) the maximum amount of Revolving Credit Loans
(as such term is defined in the Revolving Credit Agreement) that may be outstanding at any time during the period May 1 through October 31 of each year, and (ii) the amount of the sublimit of Revolving Credit Loans (as such term is defined in the Revolving Credit Agreement) which may be advanced against Eligible Inventory (as such term is defined in the Revolving Credit Agreement); and

          WHEREAS, the Lender requires, as a condition of Lender agreeing to such increases, that certain modifi-cations be made to the Loan Agreements, including the establishment of a continuing reserve against the Borrowing

Base for future installments of principal of the Subordinated Debt;

          NOW, THEREFORE, in consideration of the premises and the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

          SECTION 1.  Incorporation of Defined Terms.
Capitalized terms used in this Third Modification and not otherwise defined herein, shall have the meanings ascribed to them in the Revolving Credit Agreement.

          SECTION 2.  Maximum Revolving Credit Facility.
Section 2.2 is amended in its entirety to read as follows:

          2.2   Maximum Revolving Credit Facility.
     Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan
     Documents but subject to the sublimits on borrowing contained in Exhibit A attached hereto, the aggregate amount of Revolving Credit Loans, Letter of Credit Obligations and Foreign Exchange
     Contracts shall not exceed (i) Twenty-Five Million
     U.S. Dollars ($25,000,000) at any time outstanding during each period commencing November 1 and ending April 30 and (ii) Thirty Million U.S.
     Dollars ($30,000,000) at any time outstanding during each period commencing May 1 and ending
     October 31, in each such case LESS the aggregate amount, determined by the Lender in its sole discretion, of the obligations of the Borrower under the Interest Rate Swap Agreement for any and all "Loss", "Settlement Amount" and "Unpaid
     Amounts" as such terms are defined in the Interest
     Rate Swap Agreement.

          SECTION 3.  Borrowing Base.  Exhibit "A" Borrowing
Base/Availability to the Revolving Credit Agreement is amended by changing the number in clause (iii) of the proviso on page 1 of said Exhibit from $12,500,000 to $15,000,000, so as to increase the sublimit of aggregate
Revolving Credit Loans which may be advanced against Eligible Inventory.

          SECTION 4.  Borrowing Base.  Exhibit "A" Borrowing
Base/Availability to the Revolving Credit Agreement is amended by amending Paragraph A in Part I (Borrowing Base) of said Exhibit in its entirety to read as follows:

          A. Until such time as the Subordinated Debt shall have been paid in full and completely discharged, the Lender will establish a reserve against the Borrowing Base in order to assure that there is sufficient Availability to fund each re-quired principal payment of the Subordinated Debt.
     This reserve shall be established and maintained by adding thereto, on the first day of each cal-endar month, commencing on August 1, 1995, an amount equal to one-twelfth (1/12) of the next succeeding installment of principal required to be paid on the Subordinated Debt (or in the amount of the entire principal balance of the Subordinated
     Debt if the maturity thereof falls within the following 12-month period) and by reducing such accumulated reserve on the date of each principal payment of Subordinated Debt by the amount the principal payment so made. As an example of the operation of this reserve, on August 1, 1995 and on the first day of each month thereafter through and including July 1, 1996, the Lender will estab-lish a reserve equal to one-twelfth of $3,325,000
     (the principal amount due on August 1, 1996) and, if and when the full principal installment of $3,325,000 is paid, by reducing the reserve by the amount of such payment; and on August 1, 1996, the Lender will again and monthly thereafter establish such a reserve to assure sufficient Availability for the payment due on August 1, 1997, and so on.

          SECTION 5.  Ratification.  Except as modified
hereby, the terms and conditions of the Loan Agreements and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed in all respects.

          SECTION 6. Representations and Warranties. The Borrower represents warrants to, and agrees with, the Lender and for the benefit of First Union and First Union-NC that
(i) it has no defenses, set-offs, or counterclaims of any kind or nature whatsoever against the Lender, First Union or First Union-NC with respect to the Obligations, any of the agreements among the parties hereto, including, without limitation, the obligations of the Borrower under the Loan Agreements, the Notes, this Third Modification or any other Loan Document, or any action previously taken or not taken by the Lender, First Union and/or First Union-NC with re-spect thereto or with respect to any Lien or Collateral in connection therewith to secure the Obligations, and (ii) this Third Modification has been duly authorized by all necessary corporate action on the part of the Borrower, has been duly executed by a duly authorized officer of the Borrower, and constitutes the valid and binding obligation of the Borrower, enforceable against each entity comprising the Borrower in accordance with the terms hereof.

          SECTION 7. Loan Agreement Representations and Warranties. The Borrower hereby certifies that the representations and warranties contained in the Loan Agreements continue to be true and correct and that no Event of Default, or event which with the passage of time or the giving of notice, or both, would constitute an Event of Default, has occurred.

          SECTION 8.  Payment of Expenses.  Borrower agrees
to pay, upon receipt of an invoice therefor, all fees and expenses of separate legal counsel for the Lender in connection with the preparation, negotiation or execution of this Third Modification.

          SECTION 9.  Counterparts.  This Third Modification
may be executed in any number of counterparts which, when taken together, shall constitute one original.

          SECTION 10. Governing Law; Severability; Defined Terms. This Third Modification shall be governed by, and construed and interpreted in accordance with, the law of the State of Florida. Wherever possible, each provision of this Third Modification shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Third Modification shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity and without invalidating the remaining provisions of this Third Modification.

          SECTION 11. WAIVER OF TRIAL BY JURY. EACH OF THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS THIRD MODIFICATION, THE LOAN AGREEMENTS OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT OF THE PARTIES TO ENTER INTO THIS THIRD MODIFICATION.

          SECTION 12. Titles. The Section titles contained in this Third Modification are and shall be without substantive meaning or content of any kind whatsoever and are not part of this Third Modification.

     IN WITNESS WHEREOF, the parties hereto have caused this Third Modification to be executed as of the date first above written.

                         DIXON TICONDEROGA COMPANY



                         By: /s/ Gino N. Pala
                            --------------------------------------
                            Name:  Gino N. Pala
                            Title: Chief Executive Officer
and                                President
[Corporate Seal]

                         DIXON TICONDEROGA INC.



                         By: /s/ Gino N. Pala
                            --------------------------------------
                            Name:  Gino N. Pala
                            Title: Chief Executive Officer
and                                President
[Corporate Seal]


                         FIRST UNION COMMERCIAL CORPORATION



                         By: /s/ Roanne Disalvatore
                            --------------------------------------
                              Name:  Roanne Disalvatore
                              Title: Vice President